Exhibit 15.1
Calling of an Extraordinary Meeting of Shareholders*
The Board of Directors of “Telvent GIT, S.A.” calls an Extraordinary Meeting of Shareholders that will be held at the Company’s corporate headquarters located in Alcobendas (Madrid) at calle Valgrande, 6 on November 22, 2010, at 6:30 p.m., local time, on first call and, as the case may be, the next day in the same place and at the same time, on second call, in accordance with the following:
Agenda

First.-	Ratification and appointment, as appropriate, of Directors.

Second.-	Authorization of the Board of Directors to repurchase its ordinary shares, directly or indirectly through Group Companies, in accordance with current legislation.

Third.-	Authorize the Board of Directors with express powers of substitution, to interpret, amend, complement, execute, registration, substitution of powers and adaptation of the agreements to be adopted by the shareholders at this meeting.

Fourth.-	Approval, as the case may be, of the minutes of this meeting as may be required by law.
Shareholders of record as of November 15, 2010 are entitled to attend and vote on the matters set forth above. From the date of publication of this notice, the shareholders shall be entitled to obtain, immediately and free of charge, the full text of the resolutions and the rest of documents necessary to approve the resolutions set forth in the agenda that require the aforesaid reports. Likewise, all shareholders have the right to be informed in accordance with Article 197 of the Spanish Corporation Law and exercise the right in accordance with Article 172 of the Spanish Corporation Law.
Shareholders of the Company are permitted to attend the meeting and may vote in person or by proxy in accordance with the Company’s Rules of Procedures of the General Meeting of Shareholders, which can be viewed at http://www.telvent.com/en/investor/corporate_governance/internal-norms.cfm
A proxy card for voting may be found on our website:
http://www.telvent.com/en/investor/corporate_governance/shareholder-meetings.cfm
Proxy cards should be delivered to the Company to the attention of the Secretary to the Board of Directors.
Note: Shareholders are advised that based on experience in previous years, the Extraordinary Shareholders Meeting may foreseeably be held on first call at 6:30 p.m., on November 22, 2010.
In Madrid, on October 19, 2010.

The Secretary to the Board of Directors
Lidia García Páez

*	English translation of notice published in Spain on October 19, 2010